Exhibit 10.9

BARROW HANLEY, MEWHINNEY & STRAUSS, LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

Barrow, Hanley, Mewhinney & Strauss, LLC
AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

This Amended and Restated Limited Liability Company Agreement (this “Agreement”), effective as of February 26, 2018, is entered into by and among OMAM Intermediary (BHMS), LLC, a Delaware limited liability company and wholly owned, indirect subsidiary of OM(US)H (defined below) (together with its permitted successors or assigns, “OMAM Intermediary”) and the Persons listed in the books and records of the LLC (as defined below), each (for such period of time as it shall remain a Member hereunder) referred to (subject to Section 9 hereof) individually as a “Member” and collectively as the “Members”.

WHEREAS, Barrow, Hanley, Mewhinney & Strauss, LLC (the “LLC”) has been formed pursuant to the Delaware Limited Liability Company Act, as amended from time to time (the “Act”), by the filing on December 17, 2009 of a Certificate of Formation (as such Certificate may be amended from time to time, the “Certificate of Formation”) in the office of the Secretary of State of the State of Delaware;

WHEREAS, the LLC established the Barrow, Hanley, Mewhinney & Strauss, LLC Equity Plan (the “Equity Plan”) jointly with OMAM Inc. (f/k/a Old Mutual (US) Holdings) (“OM(US)H”), OMAM Intermediary and BHMS Investment Holdings LP (the “Partnership”);

WHEREAS, the Partnership is a Member of the LLC;

WHEREAS, the Members entered into the Limited Liability Company Agreement, effective January 12, 2010 (the “Original Agreement”);

WHEREAS, the Members wish to amend the Original Agreement as set forth herein; and

WHEREAS, capitalized terms used herein, and not otherwise defined herein, have the meanings ascribed to them in Appendix I annexed hereto, incorporated herein and made a part hereof.

NOW, THEREFORE, in consideration of the mutual covenants herein expressed, the parties hereto amend and restate the Original Agreement in its entirety, and hereby agree as follows:

1.    Formation.

(a)    Formation. The Members hereby agree that the rights, duties and liabilities of the Members shall be as provided in the Act, except as otherwise provided in this Agreement. The existence of the LLC as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.
(b)Certification of Formation, Etc. The Members hereby ratify the formation of the LLC as a limited liability company under the Delaware Act, the execution of the Certificate of Formation by the signatory thereto as an “authorized person” of the LLC within the meaning of the

Delaware Act, and the filing of the Certificate of Formation with the Secretary of State of the State of Delaware. The Board of Managers is hereby authorized to execute, file and record, and to authorize any person to execute, file and record, all such other certificates and documents, including amendments to the Certificate of Formation, and to do such other acts as may be appropriate to comply with all requirements for the formation, continuation and operation of a limited liability company, the ownership of property, and the conduct of business under the Laws of the State of Delaware and any other jurisdiction in which the LLC may own property or conduct business.

(c)    Principal Office; Registered Office and Registered Agent. The principal office of the LLC is JPMorgan Chase Tower, 2200 Ross Avenue, 31st Floor, Dallas, Texas 75201. The name and address of the registered agent of the LLC for service of process pursuant to the Act is Corporation Service Company, and the LLC’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The Board of Managers may, upon compliance with the applicable provisions of the Act, change the LLC’s principal office, its registered office or registered agent from time to time, all as determined by the Board of Managers. The Board of Managers may establish additional places of business of the LLC, within and without the State of Delaware, as and when required by the business of the LLC and in furtherance of its purposes set forth in Section 2 hereof and may appoint agents for service of process in all other jurisdictions in which the LLC shall conduct business.

2.    Purpose. The LLC is formed for the purpose of engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary, advisable, convenient or incidental thereto, including without limitation, providing investment advisory services. The LLC shall have all the powers necessary or convenient to carry out the purposes for which it is formed, including without limitation the powers granted by the Act. Accordingly, the LLC is vested with the power (i) to sue and be sued in its own name, (ii) to contract and be contracted with in its own name and (iii) to acquire and hold real property and personal property for the purposes for which the LLC is established and to dispose of the real property and personal property at its pleasure.

3.    Management.

(a)    Authority of Board of Managers. Except as otherwise required by the Act or other applicable law or as otherwise provided in this Agreement, the Board of Managers shall have the authority to (i) exercise all the powers and privileges granted to a limited liability company by the Act or any other law or this Agreement, together with any powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the business, trade, purposes or activities of the LLC in the State of Delaware or in any other jurisdiction in which the LLC shall conduct business and (ii) take any other action not prohibited under the Act or other applicable law or this Agreement; and, except as otherwise provided in this Agreement, no Member acting in its capacity as a Member shall have any authority, power or privilege to act on behalf of or to bind the LLC.

(b)    Designation and Removal of Managers. The LLC shall, at this time, have four managers (each, a “Manager”); provided, however, that no person who is a Member may also serve as a Manager. For purposes of this Agreement, the term “Board of Managers” shall mean the

Managers of the LLC in the aggregate acting as the governing body of the LLC. The Board of Managers may appoint from its members a Chairman who shall serve in such capacity until such time as a successor is elected and qualified, or until such Chairman’s earlier death, resignation or removal. If the Board of Managers appoints a Chairman, such Chairman shall perform such duties and possess such powers as are assigned by the Board of Managers. Subject to the proviso in the first sentence of this Section 3(b) and to the paragraph immediately following Section 3(b)(ii), the Managers of the LLC shall be designated as follows:

(i)
Two Managers (each, an “OMAM Manager”) shall be (x) the chief executive officer of OMAM or such other individual as is designated by the chief executive officer of OMAM and (y) such other individual as is designated by the chief executive officer of OMAM.

(ii)	Two Managers (the “Additional Managers”) shall be employees of the LLC, including but not limited to any person that serves as an Executive Director of the LLC.

Any changes in the number of Managers, any removal and replacement of any Managers and any additional Managers, the filling of any vacancies and voting rights of the Managers may be proposed at any time by the Board of Managers, any executive director, the president or chief executive officer (or officer having responsibility commensurate with the title of chief executive officer) of the LLC (the “Executive Director” or, if there is more than one Executive Director, the “Executive Directors”), or by OMAM Intermediary. Any such actions shall be made only by OMAM Intermediary in its sole discretion. If at any time there is no Manager, the number of Managers may be determined and one or more Managers may be designated by OMAM Intermediary in its sole discretion. Any Manager may resign from, retire from, abandon or otherwise terminate his, her or its status as a Manager upon prior written notice to the LLC.

(c)    Actions of Board of Managers; Proxy.

(i)    Subject to Section 3(j) hereof, all decisions or actions to be made or taken by the Board of Managers shall (i) require the “Consent of the Board of Managers,” which shall mean the affirmative vote of a majority in number of all Managers, present in person or by proxy, and shall include the affirmative vote of at least one of the OMAM Managers, present in person or by proxy; and (ii) be consistent with the then-current Approved Budget. The LLC and the Board of Managers shall be subject to and operate pursuant to the Notification and Authority Framework set forth in Attachment 1 to this Agreement (or any successor) as applied to the LLC (a copy of which has been delivered to the each member of the Board of Managers with the requirement that each Manager agree to maintain the confidentiality thereof), as amended from time to time in OMAM Intermediary’s sole discretion (which amendments shall be promptly provided to the Board of Managers from time to time) (the “Framework”), except to the extent that the provisions of the Framework contradict the provisions herein. Subject to the Framework and Section 3(j) hereof, the LLC and the Board of Managers shall have day-to-day operational independence within the Approved Budget and shall have control over the investment philosophy, investment processes and client relationships of the LLC. The Board of Managers shall operate in accordance with the meeting procedures set forth in Appendix II annexed hereto, incorporated herein and made a part hereof.

(ii)    Any member of the Board of Managers, the Compensation Committee, the Distribution Committee or any other committee authorized by the Board of Managers may, by a writing, grant a proxy to any other member of the Board of Managers or such committee, as the case may be, permitting such other member to vote in approval of any matter within the scope of such proxy; provided that if any of the OMAM Managers serves on a committee, such OMAM Manager may grant such proxy to any other member of the Board of Managers irrespective of whether such member serves on such committee.

(d)    Transactions with Affiliates. Subject to Sections 3(j) and 6(d) and the second sentence of Section 3(d) hereof, the Board of Managers may cause the LLC to enter into one or more agreements, leases, loans, contracts or other arrangements with respect to furnishing or receiving goods, services, debt financing or real estate with any Member, any Manager or an Affiliate thereof, and may pay compensation thereunder for such goods, services, debt financing or real estate, provided, however, that in each case the Board of Managers has determined in good faith, and the Board of Managers reasonably believed, that the terms of any such arrangements are in or not opposed to the best interests of the LLC. Notwithstanding the foregoing and subject to Sections 3(j) and 6(d), the LLC may, without the Consent of the Board of Managers, enter into one or more agreements, leases, loans, contracts or other arrangements with respect to furnishing or receiving goods, services, debt financing or real estate with OMAM, or an Affiliate of OMAM in the ordinary course of business, provided, however, that the terms of any such arrangements are no less favorable to the LLC than the terms of such arrangements with a party that is not affiliated with any Member, Manager or an Affiliate thereof, and the LLC has provided prior written notice of such arrangement to OMAM Intermediary.

(e)    Power of Officers to Bind the LLC. The Chief Executive Officer of the LLC shall have the authority to sign agreements, contracts, instruments or other documents in the name of and on behalf of the LLC, as shall be determined by the Board of Managers. The Board of Managers may authorize any other Person to sign agreements, contracts, instruments or other documents in the name of and on behalf of the LLC, and such authority may be general or limited to specific instances.

(f)    Appointment and Removal of Officers and Other Agents. Subject to Section 3(j) hereof, the Board of Managers may appoint one or more individuals as agents of the LLC with, in each case, such title, duties, power and authority as the Board of Managers shall determine from time to time, and such agents may be referred to as officers of the LLC; provided, however, that no such appointment by the Board of Managers by itself shall cause any Manager to cease to be a “manager” of the LLC within the meaning of the Act or this Agreement or restrict the ability of the Board of Managers to exercise the powers so delegated. The power and authority of any agent appointed by the Board of Managers under this Section 3(f) shall not exceed the power and authority possessed by the Board of Managers under this Agreement and shall be exercised subject to all separate consent rights of OMAM Intermediary under this Agreement. Unless the authority of the agent designated as the officer in question is limited in the document appointing such officer or is otherwise specified by the Board of Managers, any officer so appointed shall have the same authority to act for the LLC as a corresponding officer of a Delaware corporation would typically have to act for a Delaware corporation in the absence of a specific delegation of authority.

Employees with the title of “Managing Director” shall be deemed to have officer-equivalent status. The officers of the LLC shall hold office until their successors are duly appointed or their earlier death, resignation or removal. Any officer so appointed may be removed at any time, with or without cause, by the Consent of the Board of Managers. Any officer may resign from his or her office upon prior written notice to the LLC. If any office shall become vacant, a replacement officer may be appointed by the Consent of the Board of Managers. None of the officers of the LLC need be a Manager. Two or more offices may be held by the same person. The remuneration of all officers of the LLC may be fixed by the Compensation Committee. The Board of Managers may in the future name other officers of the LLC, having powers commensurate with such title or such powers and duties as they shall determine.

The Executive Director(s) of the LLC shall report directly to such person designated by OMAM Intermediary in its sole discretion, which shall initially be the Chief Executive Officer of OMAM.

(g)Committees of the Board of Managers. Other than any Committee required to be established by the Framework (currently the Distribution Committee and the Compensation Committee), the Board of Managers may, in its discretion and in accordance with the Framework, designate one or more committees, each committee to consist of one or more of the Managers or other Persons and which shall have and may exercise, except as may be otherwise limited by law, such delegable powers and authority as shall be conferred or authorized by Consent of the Board of Managers. The power and authority of any committee designated by the Board of Managers under this Section 3(g) shall not exceed the power and authority possessed by the Board of Managers under this Agreement and shall be exercised subject to all separate consent rights of OMAM Intermediary under this Agreement. Such committees shall operate in accordance with the meeting procedures set forth in Appendix II.

(h)    Distribution and Compensation Committees. In accordance with Section 3(g) hereof and as required by the Framework, the Board of Managers hereby designates a Distribution Committee and a Compensation Committee as hereinafter provided, and delegates to such committees the powers and authority set forth below:

(i)The Distribution Committee shall be comprised solely of one or more OMAM Managers or their designees. If there is at any time no OMAM Manager, then the Distribution Committee shall be comprised solely of the then Chief Executive Officer of OMAM or any designee of the Chief Executive Officer of OMAM. Initially the Distribution Committee is comprised of Chief Executive Officer of OMAM. The Distribution Committee will determine the amount and timing of distributions by the LLC subject to the terms of this Agreement and applicable law and after consultation with the Board of Managers. In its decisions, the Distribution Committee shall have regard to the distribution policy of the LLC (the “Distribution Policy”), the short-term working capital requirements of the LLC, regulatory requirements and any expenditures contemplated by the LLC’s Approved Budget;

provided, however, that the Distribution Committee shall not have the authority to delay or withhold any distribution contemplated by Section 6(c) hereof.
(ii)    The Compensation Committee shall be comprised of two or more Managers, at least one of whom shall at all times be an OMAM Manager or his or her designee and one of whom shall generally be Additional Managers, subject to Section 3(b). If there is at any time no OMAM Manager or designee thereof, the then Chief Executive Officer of OMAM or any designee of the Chief Executive Officer of OMAM shall be one of the members of the Compensation Committee. The Compensation Committee shall be responsible for determining all compensation-related matters, including without limitation: (A) the setting of salaries, (B) the allocation of bonuses and certain other payments to employees of the LLC from time to time, (C) the allocation of any long term compensation, including LLC Interests to any employee of the LLC, (D) the division of total compensation between elements (A) and (B) and (C) for each employee and (E) all matters for which the Compensation Committee makes determinations or exercises discretion as provided in this Agreement, the Agreement of Limited Partnership, the Equity Plan, each as amended from time to time, and any employment or consulting agreement between the LLC and a Limited Partner. The Compensation Committee decision-making shall be by majority vote of the members of the Compensation Committee, provided, however, that the Chief Executive Officer of OMAM will review all proposed determinations and decisions and will have the power, in his capacity as Chief Executive Officer of OMAM (and not in his capacity as a member of the Compensation Committee, if applicable), to require that the proposed determination be revised or decision reversed. In such event the Compensation Committee shall submit a new proposed determination or decision until the same is acceptable to the Chief Executive Officer of OMAM; provided, however, if no agreement is reached within thirty (30) days of the submission of the first revised proposed determination or decision, then the dispute will be referred to the appropriate committee of the Board of Directors of OMAM or the Oversight Committee of OM(US)H or other Person or Committee, as determined by OMAM from time to time in its sole discretion. Any decision of such committee of OM(US)H shall be final, binding and conclusive with respect to the LLC, the Board of Managers and the Members. The Compensation Committee shall meet at least annually and prior to the time of any Trading Window.

(iii)    A designee appointed by an OMAM Manager pursuant to this Section 3(h) need not be a Manager of the Company.

(i)    Standard of Care for Managers. Each Manager shall be entitled to rely, in the performance of his or her duties, on information, opinions, reports or statements, including financial statements, in each case prepared by one or more agents or employees, counsel, certified public accountants or other Persons employed by the LLC, as to matters that such Manager believes to be within such Persons’ special competence.

(j)    Actions Requiring Consent of OMAM Intermediary. Notwithstanding any other provision of this Agreement, the Board of Managers covenants and agrees that it shall not take any of the following actions without the prior written consent of OMAM Intermediary:

(i)    amend this Agreement or the Certificate of Formation;

(ii)    incur any obligation for borrowed money, except as provided in Section 6(d) hereof;

(iii)    enter into transactions with Affiliates or Related Parties of the LLC or any Member or Manager other than in the ordinary course of business, except as provided in Sections 3(d) and 6(d) hereof;

(iv)    file any lawsuit by or on behalf of the LLC in any federal, state or local court;

(v)    enter into any agreement or transaction or series of related agreements or transactions out of the ordinary course of business for the sale, exchange or transfer of any assets of the LLC with a value in excess of $15,000;

(vi)    issue, sell or consent to the Transfer of any LLC Interest to any Person, or permit or authorize the issuance or creation of any other direct or indirect interests, or rights to acquire any other direct or indirect interest, in the LLC except for issuances, sales or consents to the Transfers of LLC Interests to employees of the LLC in accordance with this Agreement and the Equity Plan of up to the Maximum LLC Interests, subject to all of the terms and conditions of this Agreement and the Equity Plan;

(vii)    redeem any LLC Interest or loan monies to any Person, except as provided in Section 6(d) hereof;

(viii)    adopt or modify the annual budget and business plan;

(ix)    pledge LLC assets as security for any obligation or otherwise encumber LLC assets;

(x)    enter into any consent decree, settlement or negotiation with a government regulatory or enforcement agency;

(xi)    enter into any consent decree or settlement as a result of legal action from a private party;

(xii)    assume any third-party liability or provide a guarantee outside the ordinary course of business;

(xiii)    create any subsidiary, enter into an agreement of partnership or become a member of a limited liability company, a partner (general or limited) of a partnership or a limited liability limited partnership or a joint venture, or a shareholder of a corporation; become a trustee of a trust or business trust; or become a holder of equity securities of any other entity;

(xiv)    merge or enter into an agreement to merge or enter into a joint venture agreement or other form of strategic alliance;

(xv)    appoint officers of the LLC having the title of Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, Chief Compliance Officer, Chief Investment Officer (or, in each case, any office or officer with responsibilities commensurate with any of the foregoing titles);

(xvi)    appoint, retain or terminate a firm of independent public accountants for the preparation of the LLC’s financial statements set forth in Section 14(c) hereof;

(xvii)    change the nature of the LLC’s business or its overall policies;

(xviii)    commence any voluntary bankruptcy, insolvency or similar proceeding with the LLC as debtor;

(xix)    dissolve, liquidate or wind up the operations or any portion of the operations of the LLC;

(xx)    make any tax elections;

(xxi)enter into any non-competition or other similar agreement that restricts or limits the actions of the LLC or of the Partnership;

(xxii)consummate an Event of Dissolution;

(xxiii)enter into any transaction or series of related transactions for the lease, sale or purchase of real property; or

(xxiv)enter into any other transaction or series of related transactions out of the ordinary course of business;

(k)    Covenants regarding OFAC. Neither the LLC, nor any Member or Manager, nor any of their respective affiliates, nor any of their respective employees, officers, directors, representatives or agents is, nor will they become, a Person with whom U.S. Persons are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such Persons. Neither the LLC, nor any Member or Manager, nor any of their respective Affiliates, nor any of their respective employees, officers, directors, representatives or agents, has taken or will take any action that would constitute a violation of the USA Patriot Act, P.L. 107-56, 1115 Stat. 272 (2001), as amended, including without limitation the anti-money laundering provisions thereof.

(l)    Approved Budget. Subject to Section 3(j) hereof, the Chief Executive Officer of the LLC shall be responsible for the preparation of a budget and business plan for each Fiscal Year, and shall, by the date designated by the Chief Financial Officer (or person having responsibility commensurate with the title of chief financial officer) of OM(US)H (usually on or about September 15 of the year immediately preceding such Fiscal Year) and unless otherwise extended by the Chief Financial Officer of OM(US)H, submit such proposed budget and business plan to the Board of Managers for preliminary approval. If approved by the Board of Managers, such proposed budget and business plan shall be submitted by the Chief Executive Officer of the LLC to OM(US)H for final approval. If OM(US)H notifies the Chief Executive Officer of the LLC of any objection(s) to the proposed budget and business plan, the Chief Executive Officer of the LLC shall revise and resubmit such proposed budget and business plan to the Board of Managers, and, if then approved by the Board of Managers, such proposed budget and business plan shall be resubmitted by the Chief Executive Officer of the LLC to OM(US)H. The same procedures for approval, objection, revision and resubmission shall be applicable until final approval of a proposed budget and business plan by OM(US)H; provided, however, that if such final approval is not obtained, the budget and business plan then in effect will continue. Upon such final approval, such budget and business plan shall be the “Approved Budget” for the relevant period. Subject to Section 3(j) hereof, not later than 30 days prior to any fiscal quarter, the Chief Executive Officer of the LLC may submit proposed changes to the then Approved Budget for such subsequent fiscal quarter as he shall deem necessary. Such changes shall be subject to the same approval process as the initially proposed budget and to the extent finally approved by OM(US)H shall modify the previously Approved Budget, and the modified budget and business plan shall thereupon be the Approved Budget for the relevant period.

(m)    Financial Reporting. The Chief Executive Officer of the LLC shall provide OM(US)H with regular reporting reconciling actual expenses against the LLC’s Approved Budget, in a format reasonably requested by OM(US)H. Any changes to the previously Approved Budget, if approved by OM(US)H, shall be reflected in the next succeeding monthly report of the LLC and will be shown as variances to the initial Approved Budget. The Chief Executive Officer of the LLC shall be responsible for delivering to OM(US)H on a monthly basis all other financial reporting regarding the LLC that is requested by OM(US)H from time to time.

(n)    Cooperation. The officers of the LLC shall, and the Board of Managers shall cause the LLC and its employees to work cooperatively with OM(US)H to support and utilize group-wide distribution strategies, services and initiatives in each case to the extent consistent with good commercial practice, operational goals and the Approved Budget.

(o)    OMAM Designations. For purposes of this Section 3, OMAM may designate any rights or duties reserved for OMAM or OM(U)SH to any subsidiary of OMAM that is also a direct or indirect owner of the LLC.

4.    Capital Contributions; Capital Accounts; and Liability of Members.

(a)    Capital of Members. The Capital Contributions that each Member has made to the LLC on or before the date of this Agreement or at anytime hereafter shall be properly reflected on the books and records of the LLC.

(b)    Additional Capital. No Member shall be obligated to contribute any additional capital to the LLC. In the event that the Board of Managers determines that the LLC requires additional working capital, the Board of Managers may seek to obtain such additional working capital by voluntary contribution from OMAM Intermediary (which, if so contributed, shall be an “Additional Capital Contribution”). Additional Capital Contributions shall be repaid in accordance with Section 6(a)(iii), except to the extent that OMAM Intermediary and the Board of Managers otherwise agree in writing.

(c)    Capital Accounts. A separate capital account (each, a “Capital Account”) will be maintained for each Member in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv). Consistent therewith, the Capital Account of each Member will be determined and adjusted as follows:

(i)    Each Member’s Capital Account will be increased by:

(A)    Any Capital Contributions consisting of cash made by such Member plus the Book Basis of any Capital Contributions consisting of property made by such Member (net of any liabilities to which such property is subject or which are assumed by the LLC);

(B)    The Member’s distributive share of Profits and other items of income or gain; and

(C)    Any other increases required or permitted by Treasury Regulation Section 1.704-1(b)(2)(iv).

(ii)    Each Member’s Capital Account will be decreased by:

(A)    Any distributions of cash made from the LLC to such Member plus the fair market value of any property distributed in kind to such Member (net of any liabilities to which such property is subject or which are assumed by such Member);

(B)    The Member’s distributive share of Losses and other items of expense, deduction or loss; and

(C)    Any other decreases required or permitted by Treasury Regulation Section 1.704-1(b)(2)(iv).

(iii)    In determining the amount of any liability for purposes of subparagraphs (i) and (ii) above, there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and Treasury Regulations.

(d)    Admission of Additional Members; Adjustments to OMAM Intermediary’s Percentage Interest. Subject to any restrictions or other applicable procedures imposed by Sections 3(j) and 8 hereof, additional members may be admitted to the LLC on such terms and conditions as may be specified by the Board of Managers (or in the case of an issuance or transfer of LLC Interests pursuant to the Equity Plan, by the Compensation Committee), including agreeing to certain non-solicitation covenants. Prior to admission of any employee of the LLC as a Member of the LLC or the issuance or Transfer of additional LLC Interests to an employee of the LLC that is an existing Member of the LLC, each such proposed Member shall be required to execute (i) a Subscription Agreement, (ii) if applicable, an Instrument of Transfer and/or (iii) any other agreements, documents or instruments specified by the Board of Managers or OM(US)H in their respective sole discretion. In connection with any such admission, including any admission due to a Transfer of all or part of an LLC Interest under Section 8 hereof, the Board of Managers shall amend the books and records of the LLC to reflect the inclusion of the additional Member(s) and shall notify the other Members of such admission in writing. Following the award of an LLC Interest pursuant to the Equity Plan (including awards to an employee who is already a Member), subject to the provisions of Section 4.4 of the Equity Plan, the Percentage Interest of OMAM Intermediary and corresponding number of Units shown on the books and records of the LLC shall be reduced by an amount equal to the Percentage Interest and corresponding number of Units assigned to such awarded LLC Interest. To the extent that an LLC Interest is forfeited pursuant to the Equity Plan, subject to the provisions of Section 4.5(c) of the Equity Plan, the Percentage Interest or OMAM Intermediary and corresponding number of Units shall be increased by the Percentage Interest and corresponding number of Units represented by the forfeited portion of such LLC Interest.

(e)    No Rights of Creditors. Nothing contained herein will, or is intended to or will be deemed to, benefit any creditor of the LLC or any creditor of any Member, and no such creditor will have any rights, interests or claims hereunder, be entitled to any benefits hereunder or be entitled to require the LLC, any Manager or any Member to demand, solicit or accept any loan, advance or additional Capital Contribution for or to the LLC or to enforce any right which the LLC or any Member may have against any other Member or which any Member may have against the LLC, pursuant to this Agreement or otherwise.

(f)    Voting Rights of the Members. Notwithstanding anything to the contrary contained in this Agreement and except as provided in Section 18(b), no Member, other than OMAM Intermediary (or its transferee in the event OMAM Intermediary transfers all of its LLC Interests pursuant to Section 8(a)), shall have the right to vote on any matter under this Agreement or the Act, including, with respect to any merger, consolidation, conversion, transfer or continuance of the LLC.

(g)    Resignations, Etc. Upon payment of the purchase price by any purchaser to a Member who is an employee of the LLC (or a transferee of an employee of the LLC as permitted under this Agreement and the Equity Plan) in accordance with this Agreement and the Equity Plan for all LLC Interests held by such Member, such Member: (i) shall be deemed to have withdrawn from the LLC; (ii) shall cease to be a Member of the LLC; and (iii) shall no longer have any rights hereunder; provided that such Member shall continue to be bound as set forth in Section 18(g). Upon the resignation or withdrawal from the LLC by any other Member with the prior written consent of OM(US)H in its sole discretion, such Member: (i) shall be deemed to have withdrawn from the LLC; (ii) shall cease to be a Member of the LLC; and (iii) shall no longer have any rights hereunder; provided that such Member shall continue to be bound as set forth in Section 18(g). Except as provided in this Section 4(g), no Member may resign or withdraw from the LLC prior to the termination of the LLC pursuant to Section 13 without the prior written consent of OM(US)H in its sole discretion.

(h)    No Interest. No interest shall accrue or be paid on any Capital Contribution made to the LLC.

5.    Return of Contributions. No Member shall have the right to withdraw or to be repaid any capital contributed by it or to receive any other payment in respect of such Member’s LLC Interest, including without limitation as a result of the withdrawal or resignation of such Member from the LLC, except as specifically provided in Section 6 hereof.

6.    Distributions.

(a)    In General. Subject to Sections 4(b), 6(c), 6(d), 6(e), 6(f) and 6(g) hereof, all distributions (other than distributions on liquidation of the LLC) shall be made to the Members, at such times and in such aggregate amounts as determined by the Distribution Committee, as follows:

(i)    First, to OMAM Intermediary in an amount equal to its Unpaid ACC Return;

(ii)    Second, to OMAM Intermediary until it has received pursuant to this Section 6(a)(ii) an amount equal to the OMAM Intermediary Income Preference;

(iii)    Third, to OMAM Intermediary to the extent of any Additional Capital Contributions not previously distributed to it pursuant to this Section 6(a)(iii); and

(iv)    Thereafter, to the Members generally in proportion to their respective Percentage Interests and in accordance with the Distribution Policy.

Notwithstanding anything to the contrary herein, no distribution shall be made to any Member (A) if such distribution would violate Section 18-607 of the Act or other applicable law, (B) to the extent that the Distribution Committee determines in good faith that such distributions, if made, would cause the LLC (or any Affiliate of the LLC) to be or remain in default, violate or lose rights or benefits, under any material agreement with a third party or (C) to the extent that the amount of cash remaining at the LLC following such distribution would not be sufficient to satisfy working capital requirements, regulatory requirements, foreseeable claims and financial obligations of the LLC and other short-term cash needs of the LLC.

In the event that the cumulative distribution to OMAM Intermediary under Section 6(a)(ii) with regard to any calendar year is less than $25 million, then all amounts that the LLC would otherwise distribute to Members other than OMAM Intermediary under this Agreement and the Distribution Policy thereafter shall be distributed to OMAM Intermediary until such time as OMAM Intermediary has received an amount equal to the lesser of (A) the amount of such shortfall and (B) the cumulative amount distributed to the Members other than OMAM Intermediary in respect of such calendar year.

(b)    Distributions upon Liquidation. In the event of the dissolution and liquidation of the LLC pursuant to Section 13 hereof, the net cash proceeds and/or other assets of the LLC available for distribution after satisfaction of the liabilities of the LLC in accordance with Section 13(e) shall be distributed among the Members in proportion to their respective positive Capital Account balances.

(c)    Tax Distributions. Tax distributions shall be made not less often than quarterly to each Member at the times (other than at the time of a Terminating Capital Event) necessary to provide the Members with sufficient minimum cash distributions to pay an amount equal to their quarterly estimated (and final annual) tax liabilities for all taxable periods directly related to taxable income (in excess of losses allocated to such Member for all prior periods) reportable by such Member as set forth on U.S. Schedule K-1 with respect to such Member’s interest in the LLC (including with respect to any year in which such Member sold its interest, whether during or after employment); provided, however, that each of the foregoing amounts shall be determined, in the case of a Member that is itself a pass-through entity, as if the equity owners of such Member were themselves Members of the LLC; and, provided, further, that the amount of such distributions shall be computed assuming the highest combined federal and state individual income tax rate in Texas and assuming (unless federal tax law is amended to provide otherwise) state taxes are deductible federally (such distributions, “Tax Distributions”) and shall take into account any amounts withheld and remitted to any tax authority by the LLC pursuant to any Withholding Tax Act as described in Section 7(k). Tax Distributions shall also be made within 30 days after the receipt of a final assessment with respect to any federal or state income tax audit of the LLC’s income tax returns. Tax Distributions shall be treated as advances of distributions that would otherwise be made in the absence of provisions of this Section 6(c), and distributions made pursuant to Section 6(a) shall be taken into account in determining the amount to be distributed pursuant hereto. If, following the end of any Fiscal Year, the LLC determines that it has made Tax Distributions to a Member that exceed the amount of distributions that would otherwise have been made to such Member with respect to such Fiscal Year in the absence of this Section 6(c), the LLC shall be authorized to recover such excess amount by reducing future distributions to such Member; provided, however, that the LLC shall retain the right, exercisable in its discretion, to recover any unpaid portion of such excess amount directly from such Member (or former Member). For the avoidance of doubt, it is the meaning and intention of this Section 6(c) that Tax Distributions shall fully and timely fund the federal and state income tax liability attributable to any taxable income (in excess of losses allocated to a Member for all prior periods) reportable by a Member as set forth on U.S. Schedule K-1 with respect to such Member’s LLC Interest (or, if such Member is itself a pass-through entity, the equity owners thereof), and, to the extent that Tax Distributions do not fully achieve this result, the LLC shall use reasonable efforts to accelerate or increase Tax Distributions accordingly, including, if reasonably practicable, following the occurrence of a Terminating Capital Event if the timing of the winding up and dissolution of the LLC following such Terminating Capital Event is such that income tax liability on amounts to be distributed on account thereof must be paid by the Members in the interim, and provided, however, that it shall not be deemed reasonable for the LLC to accelerate or increase Tax Distributions in the event that doing so would result in the LLC’s failing to have reasonable working capital reserves or would cause the LLC not to be in compliance with regulatory requirements, although in any such event the LLC would use reasonable efforts to borrow the funds necessary to accelerate or increase such Tax Distributions so as to fully and timely fund the federal and state income tax liabilities of the Members (or the equity owners of Members that are themselves pass-through entities).

(d)    Credit Agreements with OM(US)H.

(i)    OMAM Intermediary may, in its sole discretion, cause the LLC, as the lender, to enter into a revolving credit loan agreement, in a form provided by OM(US)H, with OM(US)H, as the borrower, in an amount approximately equal to the LLC’s excess cash for the Fiscal Year that is not distributed to Members pursuant to the Distribution Policy at an interest rate and on such other terms as determined by OM(US)H in its sole discretion. Prior to the end of the Fiscal Year, the Chief Executive Officer of the LLC shall determine the LLC’s cash requirements through the end of the Fiscal Year and shall notify OM(US)H in writing of such cash requirements.

(ii)    OM(US)H, as the lender, in its sole discretion may loan to the LLC, as the borrower, pursuant to a revolving credit loan agreement, in a form provided by OM(US)H, such amounts as may from time to time be requested by the Board of Managers and approved by OM(US)H, in OM(US)H’s sole and absolute discretion, for such purposes as may be mutually agreed by OM(US)H and the LLC, at an interest rate equal to the interest rate of the revolving credit agreement referenced in Section 6(d)(i) and on such other terms as determined by OM(US)H in its sole discretion.

(iii)    The LLC has no obligation to enter into any loan agreement with any Member other than as provided in this Section 6(d). The LLC may enter into loan agreements with OM(US)H as provided in this Section 6(d) without the consent of any Manager or Member other than OMAM Intermediary.

(e)    Special Distribution in Respect of LLC Interests. If for any Fiscal Year an LLC

Interest has been awarded to one or more employees of the LLC pursuant to Section 4.1 of the Equity Plan, the LLC shall distribute to OMAM Intermediary an amount equal to the aggregate of the Participant Interest Values (as defined in the Equity Plan) of all such LLC Interests awarded for such Fiscal Year as of the dates they were awarded; provided, however that any such distribution shall be reduced, but not below zero, by the amount previously distributed to OMAM Intermediary under this Section 6(e) on account of the issuance of LLC Interests subsequently forfeited pursuant to Section 4.5 of the Equity Plan (and not already taken into account under this Section 6(e)), and the unapplied balance of any such previous distributions to OMAM Intermediary shall be carried forward to subsequent Fiscal Years for application in accordance with the terms of this Section 6(e).

(f)    LLC Interests Held During Portion of Taxable Year. Distributions to Members pursuant to Sections 6(a) and 6(c) with respect to any period or periods shall take account of the Members' varying LLC Interests during such period or periods in accordance with the Distribution Policy.

(g)    Distributions Upon a Change in Control. Upon a Change in Control of the LLC (as defined in the Equity Plan as a “Change in Control of the Company”), the vested and unvested LLC Interests held directly by Participants (as defined in the Equity Plan) or by the Partnership shall be redeemed or purchased in accordance with Section 8.3 of the Equity Plan.

7.    Allocation of Profits and Losses.

(a)    Allocations of Profits. Except as otherwise provided in Sections 7(c) and 7(d) hereof, Profits shall be allocated among the Members in the following order and priority:

(i)    Allocation of ACC Return. First, to OMAM Intermediary until the excess of (A) the aggregate amount of Profits allocated to OMAM Intermediary pursuant to this Section 7(a)(i) for all taxable years over (B) the aggregate amount of Losses allocated to OMAM Intermediary pursuant to Section 7(b)(iii) hereof for all taxable years is equal to OMAM Intermediary’s ACC Return;

(ii)    Allocation of OMAM Intermediary Income Preference. Second, to OMAM Intermediary until the excess of (i) the aggregate amount of Profits allocated to OMAM Intermediary pursuant to this Section 7(a)(ii) for all taxable years over (ii) the aggregate amount of Losses allocated to OMAM Intermediary pursuant to Section 7(b)(iii) hereof for all taxable years is equal to the OMAM Intermediary Income Preference;

(iii)    Chargeback of Loss of Unreturned Additional Capital Contributions. Third, to OMAM Intermediary until the excess of (i) the aggregate amount of Losses allocated to OMAM Intermediary pursuant to Section 7(b)(iii) for all taxable years over (ii) the aggregate amount of Profits allocated to OMAM Intermediary pursuant to this Section 7(a)(iii) for all taxable years equals zero;

(iv)    Allocation of Profits to Continuing Members. Fourth, to each Continuing Member until the excess of (A) the aggregate amount distributed or distributable to such Continuing Member pursuant to Section 6(a)(iv) hereof for all taxable years over (B) the aggregate amount of Profits allocated to such Continuing Member pursuant to this Section 7(a)(iv) and Section 7(a)(v) for all taxable years, minus the aggregate amount of Losses allocated to such Continuing Member pursuant to Sections 7(b)(i) and 7(b)(v) for all taxable years is zero (in proportion to the ratios determined by dividing the amount of such excess by the aggregate amount of such excesses with respect to all Continuing Members); and

(v)    Residual Allocations. Thereafter, to the Continuing Members in proportion to their respective Percentage Interests.

(b)    Allocation of Losses. Except as otherwise provided in Sections 7(c) and 7(d) hereof, Losses shall be allocated among the Members in the following order of priority:

(i)    Chargeback of Undistributed Residual Allocations. First, to each Member until the excess of (A) the aggregate amount of Profits allocated to such Member pursuant to Sections 7(a)(iv) and 7(a)(v) for all taxable years over (B) the sum of (x) the aggregate amount of distributions made to such Member pursuant to Section 6(a)(iv) for all taxable years plus (y) the aggregate amount of Losses allocated to such Member pursuant to this Section 7(b)(i) and Section 7(b)(v) for all taxable years equals zero (in proportion to the ratios determined by dividing the amount of such excess by the aggregate amount of such excesses with respect to all Members);

(ii)    Loss of Unreturned Additional Capital Contributions. Second, to OMAM Intermediary until the excess of (A) the aggregate amount of Losses allocated to OMAM Intermediary pursuant to this Section 7(b)(ii) for all taxable years over (B) the aggregate amount of Profits allocated to such Member pursuant to Section 7(a)(iii) for all taxable years equals the amount of OMAM Intermediary’s Unreturned Additional Capital Contributions;

(iii)    Loss of Undistributed OMAM Intermediary Income Preference. Third, to OMAM Intermediary until the excess of (i) the aggregate amount of Profits allocated to OMAM Intermediary pursuant to Section 7(a)(ii) for all taxable years over (ii) the sum of (A) the aggregate amount of distributions made to OMAM Intermediary pursuant to Section 6(a)(ii) for all taxable years plus (B) the aggregate amount of Losses allocated to OMAM Intermediary pursuant to this Section 7(b)(iii) for all taxable years equals zero;

(iv)    Chargeback of Unpaid ACC Returns. Fourth, to OMAM Intermediary until the excess of (A) the aggregate amount of Profits allocated to OMAM Intermediary pursuant to Section 7(a)(i) for all taxable years over (B) the sum of (x) the aggregate amount of distributions made to OMAM Intermediary pursuant to Sections 6(a)(i) for all taxable years plus (y) the aggregate amount of Losses allocated to such Member pursuant to this Section 7(b)(iv) for all taxable years equals zero; and

(v)    Residual Loss Allocations. Thereafter, to the Continuing Members in accordance with their Percentage Interests.

(c)    Certain Special Allocations.

(i)    Special Allocation to Noncontinuing Members. There shall be specially allocated to each Noncontinuing Member income or gain (or if there is insufficient income or gain, items of gross income or gain) until the excess of (A) the aggregate amount distributed or distributable to such Noncontinuing Member pursuant to Section 6(a)(iv) hereof for all taxable years over (B) the aggregate amount of income and gain (or items of gross income and gain) allocated to such Noncontinuing Member pursuant to this Section 7(c)(i) and Sections 7(a)(iv) and 7(a)(v) for all taxable years, minus the aggregate amount of items of expense, deduction and loss allocated to such Noncontinuing Member pursuant to Sections 7(b)(i) and 7(b)(v) for all taxable years is zero (in proportion to the ratios determined by dividing the amount of such excess by the aggregate amount of such excesses with respect to all Noncontinuing Members).

(ii)    Awards and Forfeitures of LLC Interests. There shall be specially allocated to OMAM Intermediary any expense or deduction attributable to the award of an LLC Interest pursuant to Section 4.1 of the Equity Plan or the award of any Compensatory Property, and any income recognized by the LLC pursuant to Treasury Regulation Section 1.83-6(c) in connection with the forfeiture of any such LLC Interest or Compensatory Property. There shall be specially allocated to the Partnership any expense or deduction attributable to the award of an LLC Interest to Eligible Employees (as defined in the Equity Plan) pursuant to Section 4.4 of the Equity Plan, and any income recognized by the LLC pursuant to Treasury Regulation Section 1.83-6(c) in connection with the forfeiture of any such LLC Interest.

(iii)    Special Allocation of Certain Amortization. There shall be specially allocated to OMAM Intermediary any expense or deduction attributable to the amortization of the intangible assets of Barrow, Hanley, Mewhinney & Strauss, Inc., that were transferred to the Company in the merger of Barrow, Hanley, Mewhinney & Strauss, Inc., with and into the Company.

(iv)    Special Distributions to OMAM Intermediary. There shall be specially allocated to OMAM Intermediary income or gain (or if there is insufficient income or gain, items of gross income or gain) of the LLC equal to the amount of any special distribution to OMAM Intermediary pursuant to Section 6(e) or Section 6(g). Insofar as possible the items of the income or gain (or items of gross income or gain) allocated to OMAM Intermediary under the foregoing sentence shall have the same character as the items constituting the Performance Allocation for the period in question

(v)    Certain Deferred Tax Items. There shall be specially allocated to OMAM Intermediary the amount of any item deductible for federal income tax purposes attributable to the operation of any compensatory program, including without limitation any accrued short-term incentive plan, long-term incentive plan or any voluntary deferred compensation plan, of Barrow, Hanley, Mewhinney & Strauss, Inc. through and including the date of such corporation’s merger with and into a limited liability company.

(vi)    Terminating Capital Event. Income and gain or deduction and loss from a Terminating Capital Event (or, if there is insufficient income and gain or deduction and loss, items of gross income or deduction) shall be allocated among the Members in the following order and priority:

(a)    First, to each Member other than OMAM Intermediary until the positive balance of such Member’s Capital Account is equal to such Member’s Participant Interest Value, and

(b)    Second, the balance to OMAM Intermediary.

(d)    Regulatory Allocations. Prior to the application, and notwithstanding the provisions, of Sections 7(a), 7(b) and 7(c) hereof, the following special allocations shall be made in the following manner:

(i)    Nonrecourse Deductions. Notwithstanding any other provisions of this Section 7(d), Nonrecourse Deductions for any taxable year shall be allocated, to the extent permitted under Treasury Regulation Section 1.704-2, to the Members in proportion to their respective Percentage Interests.

(ii)    LLC Minimum Gain Chargeback. Notwithstanding any other provisions of this Section 7, in the event there is a net decrease in LLC Minimum Gain during a taxable year, the Members shall be allocated items of income and gain in accordance with Treasury Regulation

Section 1.704-2(f). This Section 7(d)(ii) is intended to comply with the minimum gain chargeback requirement of Treasury Regulation Section 1.704-2(f) and shall be interpreted and applied in a manner consistent therewith.

(iii)    Member Nonrecourse Debt. Notwithstanding any other provisions of this Section 7, to the extent required by Treasury Regulation Section 1.704-2(i), any items of income, gain, deduction and loss of the LLC that are attributable to Member Nonrecourse Debt shall be allocated in accordance with the provisions of Treasury Regulation Section 1.704-2(i).

(iv)    Limitation on Allocation of Recourse Losses. No allocation of any items of loss or deduction shall be made to a Member if, as a result of such allocation, such Member would have an Adjusted Capital Account Deficit.

(v)    Qualified Income Offset. Any Member who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) which causes or increases an Adjusted Capital Account Deficit in such Member’s Capital Account shall be allocated items of income and gain sufficient to eliminate such increase or Adjusted Capital Account Deficit caused thereby, as quickly as possible, to the extent required by such Treasury Regulation. This Section 7(d)(v) is intended to comply with the alternate test for economic effect set forth in Treasury Regulation Section 1.704-l(b)(2)(ii)(d) and shall be interpreted and applied in a manner consistent therewith.

(vi)    Distributions of Nonrecourse Liability Proceeds. If, during a taxable year, the LLC makes a distribution to any Member that is allocable to the proceeds of any nonrecourse liability of the LLC that is allocable to an increase in LLC Minimum Gain pursuant to Treasury Regulation Section 1.704-2(h), then the LLC shall elect, to the extent permitted by Treasury Regulation Section 1.704-2(h)(3), to treat such distribution as a distribution that is not allocable to an increase in LLC Minimum Gain.

(vii)    Compliance with Code Section 704(b). The allocation provisions contained in this Section 7 are intended to comply with Code Section 704(b) and the Treasury Regulations promulgated thereunder and shall be interpreted and applied in a manner consistent therewith.

(e)    Tax Allocations. Items of income, gain, deduction and loss for purposes of determining the Members’ Capital Accounts (that is, for “book purposes”) shall be determined in accordance with the same principles as such items are determined for reporting such items on the LLC’s federal income tax return. All items of income, gain, deduction, loss or credit for tax purposes shall be determined in accordance with the Code and, except to the extent otherwise required by the Code, allocated to and among the Members in the same percentages in which the Members share in such items for book purposes.
(f)    Certain Allocations with Respect to Contributed Property. In accordance with Code Section 704(c) and the Treasury Regulations thereunder, items of depreciation, amortization, gain, loss, and deduction with respect to any property contributed to the capital of the LLC shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the LLC for federal income tax purposes and its initial book value, such allocation to be made by the Distribution Committee in its sole discretion in accordance with any method permitted by the applicable Treasury Regulations.
(g)    Tax Elections. Any elections or other decisions relating to allocations of income, gain, deduction, loss or credit hereunder or any other tax elections (including elections under Code Section 754) that must be made at the LLC level (as opposed to by the Members) shall be made (or not made) by the Distribution Committee in its sole discretion on behalf of the LLC.
(h)    LLC Interests Held During Portion of Taxable Year. For purposes of determining the income, gain, loss, deduction or credit, or any other items allocable to any period, such items shall be determined on a daily, monthly, or other basis, as determined by the Distribution Committee including any permissible method under Code Section 706 and the Treasury Regulations thereunder.
(i)    Consistent Reporting. The Members are aware of the income tax consequences of the allocations made by this Section 7 and hereby agree to be bound by the provisions of this Section 7 in reporting their distributive shares of LLC income and loss for income tax purposes.
(j)     Amounts Withheld with Respect to Members. The LLC is authorized to withhold from payments and distributions, or with respect to allocations to the Members, and to pay over to any federal, state, local, or foreign government, all amounts required to be so withheld pursuant to any provisions of any federal, state, local, or foreign law, and shall allocate any such amounts to the Members with respect to which such amount was withheld. All such amounts withheld shall be treated as amounts paid or distributed, as the case may be, to the Members with respect to which such amount was withheld pursuant to this Section 7(j) for all purposes under this Agreement.

(k)    Payments with Respect to Certain Nonvested LLC Interests; Taxes Withheld. A distribution with respect to a Nonvested LLC Interest for which there has not been an effective election under Code Section 83(b), including an amount paid directly to a holder of a limited partnership interest in the Partnership (the “LP Interest,” and collectively, the “LP Interests”) and any withholding tax or other tax payable with respect to such distribution pursuant to the Code, the Treasury Regulations, or any state or local statute, regulation or ordinance requiring such payment (a “Withholding Tax Act”), shall be treated as a distribution to the Member holding such Nonvested LLC Interest for all purposes of this Agreement, consistently with the character or source of the income, profits or distributions which gave rise to such payment or withholding obligation. The Distribution Committee shall have the authority to take all actions necessary to enable the LLC to make such payments with respect to such Nonvested LLC Interests and to comply with the provisions of any Withholding Tax Act applicable to the LLC and to carry out the provisions of this Section 7(k). Each Member shall indemnify and hold harmless the LLC for all taxes (including interest, penalties and additions to tax) relating to amounts received by such Member from the LLC that were required to have been withheld by the LLC under applicable law.

8.    Restrictions on Transfers and Issuances of LLC Interests.

(a)Restrictions in General. Except as otherwise permitted under the Equity Plan or this Section 8(a), neither the Partnership nor any other Member shall Transfer to any transferee all or any portion of his, her or its LLC Interest and no transferee shall be admitted as a Member to the

LLC without the prior written consent of OMAM Intermediary as provided in Section 3(j). OMAM Intermediary and any of its successors and assigns, in its sole discretion, may Transfer all or any portion of its LLC Interest to any transferee (the “OMAM Transferee”) without any restriction or limitation. Any transferee permitted under this Section 8(a) shall not be admitted as a Member unless such transferee (i) agrees in writing to be bound by all of the provisions of this Agreement, including without limitation Section 4(d) and (ii) executes any agreements, documents or instruments specified by the Board of Managers or OM(US)H.

(b)Rescission Rights. If a Member other than OMAM Intermediary Transfers his, her or its LLC Interest to the Partnership, such Member shall have the right to rescind such Transfer within three (3) business days of such Transfer by providing written notice to the Chief Executive Officer of the LLC with a copy to the OMAM Managers Such Transfer shall be null and void and ineffective to Transfer such Member’s LLC Interest and such Member shall continue as a Member of the LLC and such Transfer shall have no effect on such Member’s rights or obligations as a Member hereunder. Such Member shall not be entitled to any right, and shall not be subject to any obligation, under the limited partnership agreement of the Partnership as a result of such Transfer.

(c)Transfers in Violation of this Agreement. In the event of any attempted or purported Transfer in contravention of any of the provisions of this Agreement, such attempted or purported Transfer shall be null and void and ineffective to Transfer any interest in the LLC and shall not bind, or be recognized by or on the books of, the LLC, and any attempted or purported transferee in such Transfer shall not be or be treated as or deemed to be a Member for any purpose. In the event of such attempted or purported Transfer in contravention of any of the provisions of this Agreement, then the LLC and each other Member shall, in addition to all rights and remedies at law and equity, be entitled to a decree or order restraining and enjoining such Transfer, and the offending Member shall not plead in defense thereto that there would be an adequate remedy at law; it being expressly hereby acknowledged and agreed that damages at law would be an inadequate remedy for a breach or threatened breach of the provisions set forth in this Agreement concerning any such attempted or purported Transfer.

(d)Court Ordered Transfers. In the event of any Transfer which, notwithstanding having been prohibited by the terms of this Agreement, is mandated by a court of final jurisdiction, the transferee shall not be admitted as a Member of the LLC and shall have no voting or consent rights hereunder unless otherwise required by the Act.

(e)Issuance of LLC Interests. During the term of this Agreement and subject to Sections 3(h)(ii) and 3(j) hereof, the LLC shall not issue any LLC Interest to any employee of the LLC without the Consent of the Compensation Committee.

(f)Certificated Interests. (i) Ownership of LLC Interests will be evidenced by certificates. The books reflecting the issuance and transfer of any certificates shall be kept by the LLC. The certificates shall be consecutively numbered and shall be entered in the books of the LLC as they are issued and shall exhibit the holder’s name and the number of Units held by such holder. The certificates shall carry a legend noting (i) the restrictions on the transfer or assignment of the LLC Interests, (ii) that each LLC Interest constitutes a “security under the Delaware UCC and Other State UCC (as defined below) and (iii) any other matters as shall be determined by the LLC in accordance with the Securities Act of 1933, as amended (the “Securities Act”), or any other federal or state securities or blue sky laws. The LLC may determine the conditions upon which a new certificate may be issued in place of a certificate which is alleged to have been lost, stolen or destroyed and may, in its discretion, require the owner of such certificate or its legal representative to give bond, with sufficient surety, to indemnify the LLC and any transfer agent and registrar against any and all loss or claims which may arise by reason of the issuance of a new certificate in the place of the one lost, stolen, or destroyed. The Members agree that the certificates may be held by the Company or OM(US)H on behalf of the Recipient.

(ii)    Each LLC Interest (including each Unit) shall constitute a “security” within the meaning of, and governed by, (a) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware (the “Delaware UCC”) and (b) the corresponding provisions of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995 (each, an “Other State UCC”). For all purposes of this Article 8 of the Delaware UCC and any Other State UCC and to the fullest extent permitted by law, the laws of the State of Delaware shall constitute the local law of the Company in the Company’s capacity as the issuer of LLC Interests.

(g)Compliance with Securities Laws. Notwithstanding anything to the contrary herein, the LLC shall not issue any LLC Interest, and no Member shall Transfer its LLC Interest, to the extent that such issuance or Transfer would violate the Securities Act or any other federal or state securities or blue sky laws.

9.    Certain Provisions Inapplicable to Nonvested LLC Interests. An LLC Interest issued pursuant to the Equity Plan may be subject to vesting conditions that cause all or a portion of such LLC Interest to be classified as “substantially nonvested property” within the meaning of Treasury Regulation Section 1.83-3(b) (any such LLC Interest, or portion thereof, including an LLC Interest held by the Partnership, a “Nonvested LLC Interest”). A holder of a Nonvested LLC Interest shall, in general, be a Member for purposes of this Agreement. Notwithstanding the foregoing, for purposes of Sections 4(c), 6(b), 6(c) and 7, “Member” shall not include a Member to the extent that its LLC Interest is a Nonvested LLC Interest for which there has not been an effective election under Code Section 83(b), and such LLC Interest shall be disregarded for purposes of such provisions.

10.    Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the LLC, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the LLC, and no Member or Manager shall be obligated personally for any such debt, obligation or liability of the LLC by reason of acting in such capacity. No Member shall be required to lend any funds to the LLC. The liability of each Member for the losses, debts and obligations of the LLC shall be limited to its Capital Contributions theretofore made to the LLC by such Member (or its predecessor in interest) which have not been previously repaid to or withdrawn by such

Member (or its predecessor in interest) in accordance with the terms of this Agreement. No Member shall have any liability to restore any negative balance in its Capital Account.

11.    Priorities. No Member shall have any rights or priority over any other Members as to contributions or as to distributions or compensation by way of income, except as specifically provided in this Agreement.

12.    Entity Characterization. It is the intention of the Members that the LLC constitute a partnership for U.S. federal income tax purposes at all times when two or more Persons (other than Persons who are not treated as separate for tax purposes) hold LLC Interests, and, to the extent permitted under applicable law, for all other income tax purposes. The LLC shall use its reasonable best efforts to comply with all applicable laws and regulations to ensure that the LLC is treated as a partnership for U.S. federal income tax purposes at any time when two or more Persons (other than Persons who are not treated as separate for tax purposes) hold LLC Interests.

13.    Term; Dissolution of the LLC.

(a)    Term. The term of the LLC shall be perpetual, unless sooner terminated as hereinafter provided.

(b)    Events of Dissolution or Liquidation. The LLC shall be dissolved upon the first to occur of the following (each, an “Event of Dissolution”): (i) the Consent of the Board of Managers (and the consent of OMAM Intermediary in accordance with Section 3(j) hereof); (ii) the dissolution, termination, winding-up or bankruptcy of OM(US)H; (iii) the withdrawal, or other inability to act as a member of the LLC, of OMAM Intermediary (provided, however, that the Transfer of OMAM Intermediary’s LLC Interests to an OMAM Transferee, as set forth in Section 8(a) shall not cause an Event of Dissolution), (iv) the entry of a decree of judicial dissolution under Section 18-802 of the Act and (v) the termination of the legal existence of the last remaining member of the LLC or the occurrence of any other event that terminates the continued membership of the last remaining member of the LLC unless the LLC is continued without dissolution in a manner permitted by this Agreement or the Act. Upon the occurrence of any event that causes the last remaining Member of the LLC to cease to be a Member of the LLC, to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such Member in the LLC, agree in writing (i) to continue the LLC and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the LLC, effective as of the occurrence of the event that terminated the continued membership of such Member in the LLC. Following an Event of Dissolution, the Board of Managers shall proceed diligently to liquidate the assets of the LLC in a manner consistent with commercially reasonable business practices. Neither the termination of the Equity Plan nor a Change in Control of the LLC (as defined in the Equity Plan as a “Change in Control of the Company”) shall constitute an Event of Dissolution. Except as provided in this Section 13(b), the death, retirement, resignation, removal, bankruptcy or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the LLC (including the bankruptcy of such Member) shall not in and of itself cause a dissolution of the LLC to occur (and the LLC, without such Member, shall continue), unless there are no remaining Members of the LLC.

(c)    Distributions upon Liquidation. In connection with the liquidation of the LLC, the assets of the LLC shall be applied and distributed by the Distribution Committee in the following order of priority:

(i)    first, to creditors of the LLC, including Members, in the order of priority provided by law in satisfaction of the liabilities of the LLC (whether by payment or the making of reasonable provision for payment thereof), including the creation or augmentation of a reserve of cash or other assets of the LLC for contingent, conditional or unmatured liabilities in an amount, if any, determined by the Distribution Committee to be appropriate for such purposes; and

(ii)    thereafter, to the Members in accordance with the provisions of Section 6(b) hereof.

14.    Financial and Accounting Matters; Confidentiality.

(a)    Books and Records. The Board of Managers shall keep or cause to be kept complete and accurate books and records of the LLC in accordance with GAAP. Such books and records shall be maintained at the principal business office of the LLC. Members shall have access to documents and information of the LLC that are required to be furnished to the Members under Section 18-305 of the Act, at their reasonable request for any purpose reasonably related to their interest as a Member of the LLC and at their expense during ordinary business hours; provided that, except with respect to OMAM Intermediary, the Board of Managers or the LLC shall have the right to withhold any information, including the following information, for such period of time as the Board of Managers or the LLC, as applicable, determines is reasonable pursuant to Section 18-305 of the Act:

(i)    any information that the Board of Managers or the LLC, as applicable, reasonably believes to be in the nature of trade secrets;

(ii)    any other information (A) the disclosure of which the Board of Managers or the LLC, as applicable, in good faith believes is not in the best interest of the LLC or could damage the LLC or its business or (B) that the LLC is required by law or by agreement with a third party to keep confidential; or

(iii)    to the extent as may be expressly agreed pursuant to any agreement between the LLC and such Member.

Notwithstanding anything herein to the contrary, each Member other than OMAM Intermediary agrees that such Member, to the fullest extent permitted by law, (x) has no right to inspect or copy any document of the LLC containing any other Member’s Percentage Interest (or corresponding number of Units) or to be informed of the amount of any Capital Contributions or Capital Account balance of, or Percentage Interests (or corresponding number of Units) held by, any other Member, or any similar information about any employee of the LLC with respect to LLC Interests acquired in connection with the Plan and (y) waives all right under the Act or otherwise to review such portions of the books and records of the LLC as would enable such Member to determine the amount of any Capital Contributions or Capital Account balance of, or Percentage Interest (or corresponding number of Units) held by, any other Member.

(b)    Bank Accounts. Bank accounts and/or other accounts of the LLC shall be maintained in such banking and/or other financial institution(s) as shall be selected by the Board of Managers, and withdrawals shall be made and other activity conducted on such signature or signatures as shall be designated by the Board of Managers.

(c)    Financial Information. Any financial information prepared pursuant to this Section 14(c) shall be prepared from the books and records of the LLC, shall accurately reflect the books, records and accounts of the LLC in accordance with GAAP, and shall be complete and correct in all material respects.

(i)    Within ninety (90) days after the end of each fiscal year, the LLC shall use its best efforts to cause to be prepared a consolidated balance sheet of the LLC as of the end of such fiscal year and the related consolidated statement of operations and cash flows for the fiscal year then ended, prepared in accordance with GAAP, and, as promptly as practicable following such preparation, certified by a firm of independent public accountants of recognized national standing selected by the Board of Managers, subject to Section 3(j) hereof.
(ii)    Within ninety (90) days after the end of the second fiscal quarter of each fiscal year, the LLC shall use its best efforts to cause to be prepared a consolidated balance sheet of the LLC and the related consolidated statement of operations and cash flows, unaudited but prepared in accordance with GAAP and certified by the Chief Financial Officer of the LLC, as of the end of second fiscal quarter and for the period from the beginning of the fiscal year to the end of the second fiscal quarter.

(iii)    The Board of Managers may, within ninety (90) days after the end of the first and/or third fiscal quarters, cause the LLC to use its best efforts to cause to be prepared a consolidated balance sheet of the LLC and the related consolidated statement of operations and cash flows, unaudited but in accordance with GAAP and certified by the Chief Financial Officer of the LLC, as of the end of first or third fiscal quarter and for the period from the beginning of the fiscal year to the end of the first or third fiscal quarter, in each case as applicable.

(iv)    The LLC shall provide copies of the financial statements specified in Sections 14(c)(i), 14(c)(ii) and 14(c)(iii) to the Members either (A) as an exhibit to the Equity Plan Terms of Offering for the Trading Window next following the preparation of such financial statements or (B) within ten (10) business days of the preparation of such financial statements as set forth in such Sections.

(v)    The Board of Managers shall cause the officers and employees of the LLC to cooperate with the LLC’s firm of independent public accountants and the Board of Managers, officers and employees of the LLC in the preparation of the audited and unaudited financial statements of the LLC described in this Section 14(c). The Board of Managers shall further cause the officers and employees of the LLC to cooperate with the LLC’s firm of independent public accountants and the Board of Managers, officers and employees of the LLC in any valuation of the LLC performed for any reason, including as required under the Equity Plan.

(d)    Fiscal Year. Except as otherwise required by the Code, the fiscal year (and taxable year) of the LLC shall end on December 31 of each year (each a “Fiscal Year”).

(e)    Tax Matters Partner. OMAM Intermediary shall be the “tax matters partner” of the LLC for purposes of the Code until its bankruptcy, insolvency, resignation or the designation of its successor, whichever occurs sooner. Any subsequent “tax matters partner” shall be designated from time to time by the Board of Managers, except to the extent the Code and/or Treasury Regulations require such designation to be made in another manner. Each Member hereby consents to such designation and agrees that upon the request of OMAM Intermediary it will execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent. Promptly following the written request of the tax matters partner, the LLC shall, to the fullest extent permitted by law, reimburse and indemnify the tax matters partner for all reasonable expenses, including reasonable legal and accounting fees, claims, liabilities, losses and damages incurred by the tax matters partner in connection with any administrative or judicial proceeding with respect to the tax liability of the Members.

(f)    Confidential Information. Except as otherwise required by law or judicial order or decree or by any governmental or regulatory agency or authority, unless otherwise approved by the Board of Managers, no Person other than OMAM Intermediary shall use any proprietary or confidential information owned by the LLC other than for the benefit of the LLC, whether or not such Person is or remains a Member (including any Person that owns equity interests of a Member either directly or indirectly), Manager, officer, employee or other agent of the LLC. The preceding sentence shall not, however, apply to disclosures of information that (i) is or becomes generally available to the public other than as a result of any violation of this Agreement by the disclosing Person or anyone to whom such disclosing Person transmits any information or (ii) is or becomes known or available to such disclosing Person on a non-confidential basis from a source (other than the LLC or any of its subsidiaries) that is not under any confidentiality obligation to the LLC or any of its subsidiaries with respect to that information. Notwithstanding anything to the contrary herein, OMAM Intermediary (and any Person who owns equity interests of OMAM Intermediary either directly or indirectly) may use any proprietary or confidential information owned by the LLC for business purposes.

15.    Indemnity; Other Business; Duties.

(a)    Indemnity.

(i)    Except as provided below, to the fullest extent permitted by law, the LLC shall indemnify OMAM Intermediary (and any Person that owns equity interests of OMAM Intermediary either directly or indirectly including, but not limited to, OM(US)H and OMAM (including, in each case, any director, officer, manager, member, partner, employee or other agent thereof) and any Member, officer or Manager (including Members, officers and Managers who serve at the LLC’s request as directors, officers, managers, members, partners, employees or other agents of another organization or who serve at its request in any capacity including with respect to any employee benefit plan; such service is hereafter described as serving in a representative capacity) (each, a “Covered Person”) against expenses, including attorney’s fees, and against the amount of any judgment, money, decree, fine, penalty, or settlement (provided the Board of Managers deems, in its sole discretion, the settlement to have been a reasonable one), necessarily paid or incurred by such Covered Person in connection with or arising out of any claim, or any civil, administrative or criminal action, suit, or other proceeding of whatever nature brought against such Covered Person (other than an action brought by or in the right of the LLC) by reason of such Covered Person being or having been a Manager, officer or Member, serving or having served in a representative capacity, or acting or having acted, or failing to act or to have acted, pursuant to authority granted by this Agreement; provided, however, that any indemnity under this Section 15(a) shall be provided out of and only to the extent of the LLC’s assets, and no Member, officer or Manager shall have personal liability on account thereof. Such indemnification shall apply even though at the time of such claim, action, suit or proceeding such Covered Person is no longer a Member, officer or Manager of the LLC. The foregoing indemnification shall be conditioned, however, upon the Covered Person seeking it, at all times and from time to time, (A) fully disclosing to any Person designated by the Board of Managers all facts, events and occurrences which the Board of Managers in its sole discretion deems relevant to its decision to indemnify; and (B) fully cooperating with and assisting the LLC and its counsel in any reasonable manner with respect to protecting or pursuing the LLC’s interests in any matter relating to the subject matter of the claim, action, suit or other proceeding for which indemnification is sought. No indemnification shall be provided for any Covered Person (1) if such Covered Person has committed fraud, gross negligence or willful misconduct as determined by the Board of Managers in its sole discretion, (2) with respect to any matter as to which the Board of Managers determines that such Covered Person (other than OMAM Intermediary (and any Person that owns equity interests of OMAM Intermediary either directly or indirectly including OMAM and OM(US)H), the Partnership or OMAM Manager(s)) did not act in good faith in the reasonable belief that such Covered Person’s action was in the best interest of the LLC or, to the extent that such matter relates to service with respect to any employee benefit plan, in the best interests of the participants, or the beneficiaries of such employee benefit plan, or (3) with respect to any criminal action or proceeding, if the Board of Managers determines that such Covered Person had reasonable cause to believe that its conduct was unlawful. In the event a Covered Person is a Manager, any decision of the Board of Managers referred to in the preceding sentence shall be made by the Consent of the Board of Managers without the vote of that Manager.
(ii)    Notwithstanding the foregoing, the LLC shall not provide indemnification for any former Manager, officer or Member who, in the judgment of the Board of Managers, was in serious or repeated breach of its duties as a Manager or Member.

(iii)    Any rights of indemnification hereunder shall not be exclusive but shall be in addition to any other right which OMAM Intermediary, any Manager or any Member may have or obtain, and shall accrue to such Covered Person’s successors, assigns, heirs and legal representatives.
(iv)    Any employee of or agent for the LLC may be indemnified in such manner as the Board of Managers determines.
(b)    Advancement of Expenses.    If a Covered Person provides the Board of Managers with evidence that demonstrates to the satisfaction of the Board of Managers that such Covered Person is reasonably likely to prevail on the merits of such matter, expenses reasonably incurred in defending any claim, action, suit or proceeding of the character described in Section 15(a) may, if the Board of Managers so determines in its sole discretion, be advanced by the LLC prior to the final disposition of such claim, action, suit or proceeding upon receipt of a written undertaking by or on behalf of the recipient to repay all such advances if it is ultimately determined by the Board of Managers that such Covered Person is not entitled to indemnification pursuant to Section 15(a).
(c)    Outside Interests. OMAM Intermediary (and any Person that owns equity interests of OMAM Intermediary either directly or indirectly including OM(US)H and OMAM) may engage in and possess interests in other business ventures and investment opportunities of every kind and description, independently or with others, including serving as member, manager or partner of other limited liability companies and partnerships, whether or not such ventures or opportunities are competitive with the LLC, and the doctrine of corporate opportunity or any analogous doctrine shall not apply to OMAM Intermediary (or any Person that owns equity interests of OMAM Intermediary either directly or indirectly, including OM(US)H or OMAM). If OMAM Intermediary (or any Person that owns equity interests of OMAM Intermediary either directly or indirectly, including OM(US)H or OMAM) acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the LLC, OMAM Intermediary (and any such Person) shall have no duty to communicate or offer such opportunity to the LLC, and shall not be liable to the LLC or to any Member for breach of any fiduciary or other duty by reason of the fact that OMAM Intermediary (or any such Person) pursues or acquires for, or directs such opportunity to, another Person or does not communicate such opportunity or information to the LLC. Neither the LLC nor any Member shall have any rights in or to such independent business ventures or investment opportunities or the income or profits therefrom by virtue of this Agreement, and the pursuit of such ventures, even if competitive with the activities of the LLC, shall not be deemed wrongful, improper or the breach of any duty to the LLC or any Member existing at law, in equity or otherwise.

(d)    Reserves. If the LLC determines that it is appropriate or necessary to do so, the LLC may establish reasonable reserves, escrow accounts or similar accounts to cover its obligations under this Section 15.

(e)    Rights Cumulative. The right of any Covered Person to the indemnification provided herein shall be cumulative with, and in addition to, any and all rights to which such Covered Person may otherwise be entitled by contract or as a matter of law or equity and shall extend to such Covered Person’s successors, assigns, heirs and legal representatives.

(f)    Survival. The provisions of this Section 15 shall continue to afford protection to each Covered Person regardless of whether such Covered Person remains in the position or capacity pursuant to which such Covered Person became entitled to indemnification under this Section 15 (regardless of whether a claim, action, suit or proceeding is filed or commenced while such Covered Person remains in such position or after he, she or it no longer hold such position) and regardless of any subsequent amendment to this Agreement, and no amendment to this Agreement shall reduce or restrict the extent to which these indemnification provisions apply to actions taken or omissions made prior to the date of such amendment. In addition, any repeal or modification of any of the provisions of this Section 15 shall not adversely affect any right or protection hereunder of any Covered Person in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to the time of such repeal or modification.

(g)    Duties.

(i)    Notwithstanding any other provision of this Agreement or any other provision of law or equity and to the fullest extent permitted by law, the Members agree that none of OMAM Intermediary (and any Person that owns equity interests of OMAM Intermediary either directly or indirectly, including OM(US)H or OMAM), the Partnership or OMAM Manager(s) shall owe any duties (including fiduciary duties) to any Member, the Company or any other Person bound by this Agreement, other than the duties and obligations of such Member or OMAM Manager(s) expressly set forth in this Agreement, provided, however, that nothing in this Section 15(g) shall eliminate any implied contractual covenant of good faith and fair dealing. To the extent that, at law or in equity, a Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any Member, the Person acting under this Agreement shall not be liable to Company or to any Member for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Person to any Member, the Company or any other Person bound by this Agreement otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of the Person.

(ii)     The LLC and each of the Members expressly acknowledge that neither OMAM Intermediary (and any Person that owns equity interests of OMAM Intermediary either directly or indirectly, including OM(US)H and OMAM) nor OMAM Manager(s) is under any obligation to consider the separate interests of any Member (including the tax consequences to any Member) in deciding whether to take, or cause the LLC to take (or decline to take), any actions, and that neither OMAM Intermediary (and such Person) nor OMAM Manager(s) shall be liable for monetary damages for losses sustained, liabilities incurred or benefits not derived by any Member in connection with such decisions.

16.    Code Section 83 Safe Harbor Election. The Board of Managers is hereby authorized and directed to cause the LLC to make an election to value any LLC Interest issued as compensation for services to the LLC or any affiliate of the LLC (a “Compensatory Interest”) at liquidation value (the “Safe Harbor Election”), as the same may be permitted pursuant to or in accordance with the finally promulgated successor rules to Proposed Treasury Regulations Section 1.83-3(l) and IRS Notice 2005-43 (collectively, the “Proposed Rules”). Notwithstanding any provision of this

Agreement, the Board of Managers shall cause the LLC to make any allocations of items of income, gain, deduction, loss or credit (including forfeiture allocations and elections as to allocation periods) necessary or appropriate to effectuate and maintain the Safe Harbor Election. Any such Safe Harbor Election shall be binding on the LLC and on all of its Members with respect to all Transfers of Compensatory Interests while a Safe Harbor Election is in effect. A Safe Harbor Election once made may be revoked by the Board of Managers and as permitted by the Proposed Rules or any applicable rule. Each Member, by signing this Agreement or by accepting such Transfer, hereby agrees to comply with all requirements of the Safe Harbor Election with respect to all Compensatory Interests while the Safe Harbor Election remains effective. The Board of Managers shall file or cause the LLC to file all returns, reports and other documentation as may be required to perfect and maintain the Safe Harbor Election with respect to Transfers of any Compensatory Interest. The Board of Managers is hereby authorized and empowered, without further vote or action of the Members, to amend this Agreement as necessary to comply with the Proposed Rules or any applicable rule, in order to provide for a Safe Harbor Election and the ability to maintain or revoke the same, and shall have the authority to execute any such amendment by and on behalf of each Member. Any undertakings by the Members necessary to enable or preserve a Safe Harbor Election may be reflected in such amendments and to the extent so reflected shall be binding on each Member, respectively. Each Member agrees to cooperate with the Board of Managers to perfect and maintain any Safe Harbor Election, and to timely execute and deliver any documentation with respect thereto reasonably requested by the Board of Managers. No Transfer of any LLC Interest shall be effective unless prior to such Transfer the transferee of such LLC Interest shall have agreed in writing to be bound by the provisions of this Section 16, in form and substance satisfactory to the Board of Managers.

17.    Internal Revenue Code Section 409A. This Agreement is intended to comply with the requirements of Code Section 409A, including any applicable requirements for exclusion from coverage by such Code Section 409A. Consistent with this intent, this Agreement shall be construed and administered in accordance with Code Section 409A and the Treasury Regulations and other guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the effective date of this Agreement. In the event that the Board of Managers determines that any amount payable hereunder will be taxable to any Member under Section 409A of the Code, the Treasury Regulations or other guidance, prior to payment of such amount, the Board of Managers is hereby authorized and empowered, without further vote or action of the Members, (a) to amend this Agreement (including with retroactive effect) as the Board of Managers determines necessary or appropriate to preserve the intended tax treatment of any payments provided by this Agreement, and shall have the authority to execute any such amendment by and on behalf of each Member, and/or (b) to take such other actions as the Board of Managers determines necessary or appropriate to comply with the requirements of Code Section 409A.

18.    Miscellaneous.

(a)    Binding Effect. The terms of this Agreement shall be binding upon and shall inure to the benefit of (i) the Members and their respective successors, successors-in-title, heirs and assigns and (ii) the Managers and any successors thereto designated pursuant to Section 3(b) hereof, provided, however, that this Agreement shall inure to the benefit of successors and assigns only in the event of Transfers in compliance with Section 8 hereof. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Person not a party hereto, including without limitation any creditor of the LLC (including any Member acting in its capacity as a creditor of the LLC) or any creditor of any Member.

(b)    Amendment. No amendment of this Agreement shall be valid or binding unless such amendment is made with the consent of OMAM Intermediary in accordance with Section 3(j)(i) hereof. Notwithstanding anything to the contrary contained herein, OMAM Intermediary may amend this Agreement at any time in its sole discretion without the consent of any Member or other Person being required.

(c)    Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall for all purposes constitute one Agreement, binding on all the Members and Managers notwithstanding that they have not signed the same counterpart.

(d)    Notices. All notices under this Agreement shall be effective (i) when received, if delivered by hand, (ii) the following business day after having been timely sent by reputable overnight courier service for priority, next-day delivery, (iii) four (4) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) upon confirmation of receipt by the recipient after having been sent by fax (but on the next business day after confirmation of receipt if such receipt is after business hours at the time and place of receipt). All such notices in order to be effective shall be in writing and shall be addressed (to the recipient’s street address or fax number, as the case may be), if to the LLC at its principal office address set forth in Section 1 hereof, to the attention of Joseph R. Nixon, Jr., phone: (214) 665-1900, fax: (214) 665-1936 (with a prior call to (214) 665-1953), and with a copy to the Chief Compliance Officer; and if to a Member at the last street address or fax number, as the case may be, of record on the LLC’s books, and copies of such notices shall also be sent to the last such address for the recipient which is known to the sender, if different from the address so specified. Copies of such notices shall also be sent to OMAM Inc., 200 Clarendon Street, 53rd Floor, Boston, MA 02116, Attention: General Counsel, phone: (617) 369-7300, fax: (617) 369-7499. Notice addresses may be changed at any time by notice as provided in this Section 18(e).

(e)    Interpretation.

(i) As used herein, the singular shall include the plural, and the masculine gender shall include the feminine and neuter, and vice-versa, unless the context otherwise requires. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Any reference herein to “include”, “includes”, “including” and any derivation thereof shall be interpreted to be immediately followed by “without limitation”. Any reference to any Section or paragraph shall be deemed to refer to a Section or paragraph of this Agreement, unless the context clearly indicates otherwise.

(ii)    Notwithstanding any other provision of this Agreement or any other provision of law or equity, whenever in this Agreement OMAM Intermediary (or any Person that owns equity interests of OMAM Intermediary either directly or indirectly, including OM(US)H or OMAM) or OMAM Manager(s) is permitted or required to make a decision (a) in his, her or its “sole discretion”, “absolute discretion” or “discretion” or that he, she or it deems “necessary,” “appropriate” or “advisable” or under a grant of similar authority or latitude, OMAM Intermediary (and such Person) and OMAM Manager(s) shall, to the fullest extent permitted by law be permitted to make such decision in his, her or its sole discretion (regardless of whether there is a reference to “sole discretion,” “absolute discretion” or “discretion”), and shall be entitled to consider only such interests and factors as he, she or it desires, including its own interests, and shall have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting the LLC or any Member, and shall not be subject to any other or different standards imposed by this Agreement or under law, rule or regulation or in equity, or (b) in its “good faith” or under another expressed standard, OMAM Intermediary (and such Person) and OMAM Manager(s) shall act under such express standard and shall not be subject to any other or different standards.

(f)    Entire Agreement. This Agreement, including Appendix I and Appendix II attached hereto, which are hereby incorporated herein, embodies the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

(g)    Survival of Certain Provisions. The obligations of each Member pursuant to Sections 7(d), 7(j), 14(e) (including the designation of the tax matters partner), 14(f) and 15 shall survive the termination or expiration of this Agreement, the withdrawal of such Member and the dissolution, winding up and liquidation of the LLC.

(h)    Waiver of Partition.    Except as may otherwise be provided by any applicable law or regulation in connection with the dissolution, winding up and liquidation of the LLC, each Member hereby irrevocably waives any and all rights that it may have to maintain an action for partition of any of the LLC’s property.

(i)    Further Actions. Each Member shall execute and deliver such other certificates, agreements and documents, and take such other actions, as may reasonably be requested by the Board of Managers in connection with the formation of the LLC and the achievement of its purposes or to give effect to the provisions of this Agreement, in each case as are not inconsistent with the terms and provisions of this Agreement, including any documents that the Board of Managers determines to be necessary or appropriate to form, qualify or continue the LLC as a limited liability company in all jurisdictions in which the LLC conducts or plans to conduct its investment and other activities and all such agreements, certificates, tax statements and other documents as may be required to be filed by or on behalf of the LLC.

(j)    Severability. If any provision of this Agreement is held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded, and (iii) the balance of this Agreement shall be enforceable in accordance with its terms; provided, however, that this Agreement continues to reasonably and substantially reflect the intent of the parties expressed herein taking into account the exclusion of such unenforceable provision.

(k)    Governing Law; Jurisdiction.

(i)    THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE NOTWITHSTANDING ANY CONFLICT OF LAW RULES TO THE CONTRARY. IN THE EVENT OF A CONFLICT BETWEEN ANY PROVISION OF THIS AGREEMENT AND ANY NONMANDATORY PROVISION OF THE ACT, THE PROVISION OF THIS AGREEMENT SHALL CONTROL AND TAKE PRECEDENCE.
(ii)    Each party HERETO, TO THE FULLEST EXTENT PERMITTED BY LAW, (a) submits to the exclusive jurisdiction of the federal and state courts located in BOSTON, MASSACHUSETTS in any action or proceeding arising out of or relating to this Agreement or the formation, breach, termination or validity thereof, PROVIDED, however, THAT A MEMBER WHO IS NOT A MANAGER MAY MAINTAIN A LEGAL ACTION OR PROCEEDING IN THE COURTS OF THE sTATE OF DELAWARE WITH RESPECT TO MATTERS RELATING TO THE ORGANIZATION OR INTERNAL AFFAIRS OF THE LLC (b) agrees that all claims in respect of such action or proceeding may be heard and determined in such courts, (c) waives any claim of inconvenient forum or other challenge to venue in such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement. Each party hereto agrees, TO THE FULLEST EXTENT PERMITTED BY LAW, to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 18(D), provided, however, that nothing in this Section 18(K) shall affect the right of any party hereto to serve such summons, complaint or other initial pleading in any other manner permitted by law.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the Member has executed this Agreement as of the date first above written.

MEMBERS:

OMAM Intermediary (BHMS), LLC

/s/ Stephen H. Belgrad
Name: Stephen H. Belgrad
Title: President

APPENDIX I

Defined Terms

Capitalized terms used in this Agreement shall have the meanings specified in this Appendix I.

“ACC Return” means the amount accruing, from time to time, at the rate of interest announced by Bank of America, N.A. at its head office from time to time as its “Prime Rate” plus 2% per annum, compounded annually, on OMAM Intermediary’s Unreturned Additional Capital Contributions.

“Act” has the meaning set forth in the recitals to this Agreement.

“Additional Capital Contribution” has the meaning set forth in Section 4(b) hereof.

“Additional Managers” has the meaning set forth in Section 3(b)(ii) hereof.

“Adjusted Capital Account Deficit” means, with respect to any Member for any taxable year or other period, the deficit balance, if any, in such Member’s Capital Account as of the end of such year or other period, after giving effect to the following adjustments:

(a)    Credit to such Capital Account any amounts that such Member is obligated to restore or is deemed obligated to restore as described in the penultimate sentence of Treasury Regulation Section 1.704-2(g)(1) and in Treasury Regulation Section 1.704-2(i)(5); and

(b)    Debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly controls, is under common control with, or is controlled by, the specified Person. As used herein, the term “control” means the possession by a Person, directly or indirectly, of the power to direct or cause the direction of the management and policies of another Person, whether through ownership of 50% or more of the voting securities of such other Person, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble to this Agreement.

“Agreement of Limited Partnership” means the Partnership’s Agreement of Limited Partnership, effective January 12, 2010, as amended from time to time.

“Approved Budget” means the budget and business plan described in Section 3(l) hereof that has received final approval of OM(US)H, subject to any changes thereto as may be approved by OM(US)H in accordance with such Section 3(l).

“Board of Managers” has the meaning set forth in Section 3(b) hereof.

“Book Basis” means, with respect to any asset of the LLC, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)    The initial Book Basis of any asset contributed by a Member to the LLC shall be the gross fair market value of such asset, as determined in good faith by the Distribution Committee;

(b)    The Book Basis of LLC assets shall be adjusted to equal their respective gross fair market values, as determined in good faith by the Distribution Committee, as of the times permitted by Treasury Regulation Section 1.704-l(b)(2)(iv)(f)(5); provided, that the Distribution Committee reasonably determines that such adjustment is necessary to reflect the relative economic interests of the Members in the LLC;

(c)    The Book Basis of any LLC asset distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined in good faith by the Distribution Committee; and

(d)    The Book Basis of LLC assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of “Profit” and “Loss”; provided, however, that Book Basis shall not be adjusted pursuant to this subparagraph (d) to the extent that an adjustment pursuant to subparagraph (b) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

If the Book Basis of an asset has been determined or adjusted pursuant to subparagraph (a), (b) or (d), such Book Basis shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Capital Account” has the meaning set forth in Section 4(c) hereof.

“Capital Contribution” means the amount of money and the fair market value of any property actually contributed to the capital of the LLC by a Member in its capacity as a Member.

“Certificate of Formation” has the meaning set forth in the recitals to this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Compensatory Interest” has the meaning set forth in Section 16 hereof.

“Compensatory Property” has the meaning set forth in Section 6(g) hereof.

“Consent of the Board of Managers” has the meaning set forth in Section 3(c) hereof.

“Continuing Member” means a Person that is a Member on the record date for the fourth quarter of a taxable year (as determined by the Distribution Committee).

“Covered Person” has the meaning set forth in Section 15(a) hereof.

“Depreciation” means, for each taxable year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such taxable year, except that if the Book Basis of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such taxable year, Depreciation shall be an amount which bears the same ratio to such beginning Book Basis as the federal income tax depreciation, amortization, or other cost recovery deduction for such taxable year bears to such beginning adjusted tax basis, in each case properly adjusted to reflect acquisitions and dispositions made during such taxable years; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such taxable year is zero, Depreciation shall be determined with reference to such beginning Book Basis using any reasonable method selected by the Distribution Committee.

“Distribution Policy” has the meaning set forth in Section 3(h)(i).

“Equity Plan” has the meaning set forth in the recitals to this Agreement.

“Event of Dissolution” has the meaning set forth in Section 13(b) of this Agreement.

“Framework” has the meaning set forth in Section 3(c)(i) of this Agreement.

“Fiscal Year” has the meaning set forth in Section 14(d) of this Agreement.

“GAAP” means “US generally accepted accounting principles” with the exception of not applying the provisions of FASB Interpretation Nos. 46 and 46R “Consolidation of Variable Interest Entities” and EITF issue No. 04-5 “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights” that could result in the LLC consolidating additional entities that are accounted for using the equity or cost method of accounting. The LLC should continue to apply in its’ special purpose financial statements, the accounting guidance specific to consolidations under US generally accepted accounting principles that existed prior to FIN46, FIN46R and EITF 04-05.

“Limited Partner” has the meaning given in the Agreement of Limited Partnership of the Partnership.

“LLC” has the meaning set forth in the recitals to this Agreement.

“LLC Interest” means a “limited liability company interest” in the LLC within the meaning of Section 18-101(8) of the Act, together with all voting or consent rights (if any) and any other rights appertaining to such limited liability company interest under this Agreement. In accordance with Section 4(f), all LLC Interests held by a Person other than OMAM Intermediary (or any Person that owns equity interests in OMAM Intermediary either directly or indirectly) shall have no voting or consent rights hereunder or under the Act except as expressly provided in this Agreement.

References in this Agreement to vested LLC Interests and unvested LLC Interests shall be interpreted in accordance with the Equity Plan. LLC Interests shall be represented in the form of Units.

“LLC Minimum Gain” means “partner minimum gain” as defined in Treasury Regulation Section 1.704-2(d).

“LP Interest” has the meaning set forth in Section 7(k). LP Interests shall be represented in the form of Units of the Partnership.

“Loss” means, for each taxable year or other period, an amount equal to the excess of (a) the LLC’s items of loss and deduction for such year or other period (other than those items specially allocated pursuant to Sections 7(d)(i) through 7(d)(vi) of this Agreement over (b) the LLC’s items of income and gain for such year or other period (other than those items specially allocated pursuant to Sections 7(d)(i) through 7(d)(vi) of this Agreement, determined in accordance with Code Section 703(a) (including all items of income, gain, loss and deduction required to be stated separately under Code Section 703(a)(1)), with the following adjustments:

(a)    Any income of the LLC that is exempt from federal income tax, and not otherwise taken into account in computing Loss, will be considered an item of income;

(b)    Gain resulting from any disposition of any LLC asset with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Book Basis of such asset, notwithstanding that the adjusted tax basis of such asset may differ from its Book Basis;

(c)    Any increase to Capital Accounts as a result of any adjustment to the Book Basis of LLC assets pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f) shall constitute an item of income;

(d)    Any expenditures of the LLC described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures under Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Loss, will be considered an item of deduction;

(e)    Loss resulting from any disposition of any LLC asset with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Book Basis of such asset, notwithstanding that the adjusted tax basis of such asset may differ from its Book Basis;

(f)    In lieu of depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there will be taken into account the Depreciation for the taxable year or other period as determined hereunder;

(g)    Any decrease to Capital Accounts as a result of any adjustment to the Book Basis of LLC assets pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f) shall constitute an item of loss; and

(h)    Any increase or decrease to Capital Accounts to take into account the amount of any unrealized gain or loss with respect to distributed property as described in Treasury Regulation Section 1.704-1(b)(2)(iv)(e)(1) shall constitute an item of gain or loss, as applicable.

“Manager” has the meaning set forth in Section 3(b) hereof.

“Maximum LLC Interests” means an aggregate percentage equity interest in the LLC equal to 24.9% or such other aggregate percentage equity interest in the LLC that the Participants (as defined in the Equity Plan) as a group are permitted by OMAM Intermediary to own from time to time.

“Member” and “Members” have the respective meanings set forth in the Preamble to this Agreement.

“Member Nonrecourse Debt” means “partner nonrecourse debt” as defined in Treasury Regulation Section 1.704-2(b)(4).

“Noncontinuing Member” means a Person that was a Member during the taxable year but is not a Member on the record date for the fourth quarter of such taxable year (as determined by the Distribution Committee).

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(1).

“Nonvested LLC Interest” has the meaning set forth in Section 9 hereof.

“OFAC” has the meaning set forth in Section 3(k) hereof.

“OMAM” shall mean OM Asset Management, plc, a public limited company, domiciled in England and Wales with a registration number of 09062478, or any successor thereto.

“OMAM Manager” has the meaning set forth in Section 3(b)(i) hereof.

“OMAM Transferee” has the meaning set forth in Section 8(a).

“OMAM Intermediary” has the meaning set forth in the Preamble to this Agreement.

“OMAM Intermediary Income Preference” shall mean (a) with respect to a distribution in respect of a calendar quarter ending on March 31, June 30 or September 30, $6,250,000 and (b) with respect to a distribution in respect of a calendar quarter ending on December 31, the excess of $25 million over the aggregate amount previously distributed to OMAM Intermediary in respect of the calendar year ending on such December 31 pursuant to Section 6(a)(ii).

“OM(US)H” has the meaning set forth in the Recitals to this Agreement.

“Partnership” has the meaning set forth in the recitals to this Agreement.

“Participant Interest Value” has the meaning set forth in the Equity Plan.

“Percentage Interests” means the respective percentage LLC Interest that the Members hold in the LLC as set forth on the books and records of the LLC (as such books and records may be amended from time to time). Percentage Interests shall be calculated, with respect to any Member, by dividing (a) the number of Units such Member holds by (b) the number of total outstanding Units at the time of calculation.

“Person” means any natural person or any general partnership, limited partnership, limited liability partnership, limited liability limited partnership, corporation, limited liability company, joint venture, trust, business trust, cooperative, association, joint-stock company, unincorporated association, sole proprietorship, government or governmental agency or authority or other entity, including the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so admits.

“Profit” means, for each taxable year or other period, an amount equal to the excess of (a) the LLC’s items of income and gain for such year or other period (other than those items specially allocated pursuant to Sections 7(c) and 7(d) of this Agreement) over (b) the LLC’s items of deduction and loss for such year or other period (other than those items specially allocated pursuant to Sections 7(c) and 7(d) of this Agreement), determined in accordance with Code Section 703(a) (including all items of income, gain, loss and deduction required to be stated separately under Code Section 703(a)(1)), with the following adjustments:

(a)    Any income of the LLC that is exempt from federal income tax, and not otherwise taken into account in computing Profit, will be considered an item of income;

(b)    Gain resulting from any disposition of any LLC asset with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Book Basis of such asset, notwithstanding that the adjusted tax basis of such asset may differ from its Book Basis;

(c)    Any increase to Capital Accounts as a result of any adjustment to the Book Basis of LLC assets pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f) shall constitute an item of income;

(d)    Any expenditures of the LLC described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures under Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profit, will be considered an item of deduction;

(e)    Loss resulting from any disposition of any LLC asset with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Book Basis of such asset, notwithstanding that the adjusted tax basis of such asset may differ from its Book Basis;

(f)    In lieu of depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there will be taken into account the Depreciation for the taxable year or other period as determined hereunder;

(g)    Any decrease to Capital Accounts as a result of any adjustment to the Book Basis of LLC assets pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f) shall constitute an item of loss; and

(h)    Any increase or decrease to Capital Accounts to take into account the amount of any unrealized gain or loss with respect to distributed property as described in Treasury Regulation Section 1.704-1(b)(2)(iv)(e)(1) shall constitute an item of gain or loss, as applicable.

The amounts of the LLC’s items of income, gain, deduction and loss available to be specially allocated pursuant to Sections 7(c) and 7(d) of this Agreement shall be determined by applying rules analogous to those set forth in paragraphs (a) through (h) above.

“Proposed Rules” has the meaning set forth in Section 16 hereof.

“Safe Harbor Election” has the meaning set forth in Section 16 hereof.

“Securities Act” has the meaning set forth in Section 8(f) hereof.

“Tax Distribution” has the meaning set forth in Section 6(c) hereof.

“Terminating Capital Event” means a merger or dissolution of the LLC or a sale of all or substantially all of its assets, excluding a merger with, or sale to, OMAM, OM(US)H or an Affiliate of OMAM or OM(US)H.

“Transfer” (and corresponding grammatical variations thereof) means, when used as a noun, any disposition of all or any portion of an LLC Interest, for value or otherwise, including without limitation any sale, gift, bequest, assignment, pledge or encumbrance, and whether effected by contract, by operation of law or otherwise. “Transfer” (and corresponding grammatical variations thereof) when used as a verb, shall have a correlative meaning.

“Treasury Regulations” means any applicable regulations under the Code.

“Unit” means a unit of measurement used to allocate Profits and Losses and distributions of the LLC among the Members in accordance with this Agreement and the Distribution Policy. There shall be an unlimited number of authorized Units, which shall only be issued in accordance with the terms of the Equity Plan and this Agreement.

“Unpaid ACC Return” means, at a particular time of determination, the excess of (a) the amount of OMAM Intermediary’s ACC Return over (b) the aggregate amount of distributions made to OMAM Intermediary pursuant to Section 6(a)(i) of this Agreement.

“Unreturned Additional Capital Contribution” means the excess of (a) the amount of OMAM Intermediary’s Additional Capital Contributions over (b) the aggregate amount of distributions made to OMAM Intermediary pursuant to Section 6(a)(iii) hereof.

“Withholding Tax Act” has the meaning set forth in Section 7(j) hereof.

APPENDIX II

Meeting Procedures

1.    Meetings. Meetings of the Board of Managers may be held at any time and at any place within or without the State of Delaware fixed by resolution of the Board of Managers or upon the call of the Chief Executive Officer of the LLC, a majority of the Managers, or an OMAM Manager.

2.    Notice. Notice of any meeting not held at a time fixed by a resolution of the Board of Managers shall be given to a Manager by U.S. mail, overnight delivery, facsimile (in each case with a copy provided by electronic mail) or electronic mail at least 48 hours (and in no event less than one business day) before the meeting addressed to such Manager at such Manager’s usual or last known business or residence address or facsimile, or by telephone or by delivery in person at least 24 hours before the meeting. Notice of a meeting need not be given to any Manager if a written waiver of notice, executed by such Manager before or after the meeting, is filed with the records of the meeting, or to any Manager who attends the meeting without protesting prior thereto or at its commencement the lack of notice to such Manager. Notice of a meeting shall state the time and place of the meeting. Neither notice of a meeting nor a waiver of a notice need specify the purposes of the meeting.

3.    Quorum. Except as may be otherwise provided by law or by this Agreement, at any meeting of the Board of Managers a majority of the Managers present in person or by proxy then in office shall constitute a quorum; provided, however, that at least one of the OMAM Managers is present in person or by proxy and provided, further, that, subject to Section 3(j) of this Agreement, the Board of Managers shall take no action without the Consent of the Board of Managers. Any meeting may be adjourned from time to time by a majority of the votes cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice.

4.    Action Without a Meeting. Subject to Section 3(j) of this Agreement, any action required or permitted to be taken at any meeting of the Board of Managers may be taken without a meeting if the number of Managers (including at least one of the OMAM Managers) required to take such action consents thereto in writing, and such writing or writings are filed with the records of the meetings of the Board of Managers. Such consent shall be treated for all purposes as the act of the Board of Managers.

5.    Participation in Meetings by Telephone and Video. Managers may participate in a meeting of the Board of Managers by means of conference telephone, video conference or similar communications equipment by means of which all Persons participating in the meeting can hear each other or by any other means permitted by law. Such participation shall constitute presence in person at such meeting.

6.    Compensation. No member of the Board of Managers shall be paid compensation or fees for such Manager’s services as Manager, but each Manager shall be reimbursed by the LLC for such Manager’s reasonable expenses incurred in the performance of such Manager’s duties as Manager as the Board of Managers from time to time may determine by the Consent of the Board of Managers. Nothing contained in this Section 6 shall be construed to preclude any Manager from serving the LLC in any other capacity and receiving reasonable compensation therefor.

7.    Committees. Subject to Section 3(h) of this Agreement, the Board of Managers shall have the power at any time to discharge any member of, change the membership of, fill vacancies in, or designate one or more Persons as alternate members of, any committee of the Board of Managers, except with respect to any OMAM Manager (or his or her designee) serving on any such committee. Each committee shall keep regular minutes and report to the Board of Managers when required. Subject to Section 3(h) of this Agreement and except as the Board of Managers may otherwise determine, any such committee shall make, alter and repeal rules of procedure for the conduct of its business consistent with this Agreement. Each such committee shall meet where, when and as provided by such rules or by resolution of the Board of Managers. Except as the Board of Managers may otherwise determine, a majority of the Persons then constituting the membership of any such committee, present in person or by proxy, shall constitute a quorum for the transaction of business, except that when a committee shall have only one member or only the OMAM Manager(s), then one member, present in person or by proxy, shall constitute a quorum; provided, however, that, if one or more OMAM Managers or his or her designee is a member of such committee, at least one of the OMAM Managers or its designee is present, in person or by proxy, (or, if there is at any time no OMAM Manager or designee, the Chief Executive Officer of OMAM is present, in person or by proxy). Subject to Section 3(h) of this Agreement, when there is a quorum at any meeting of any such committee, a majority of those present, in person or by proxy, and voting shall be requisite and sufficient to effect any action, or to decide any question or measure presented to the meeting; provided that if a committee’s membership consists only of the OMAM Manager(s) or his or her designee, either Manager or designee shall be requisite and sufficient to effect any action, or to decide any question or measure presented at the meeting. Subject to Section 3(h) of this Agreement, any action required or permitted to be taken at any meeting of any such committee may be taken without a meeting if the number of members of such committee (including if one or more OMAM Managers or his or her designee is a member of such committee, at least OMAM Manager or its designee) is required to take such action consents thereto in writing, and such writing or writings are filed with the records of the meetings of such committee. Such consent shall be treated for all purposes as the act of such committee.

8.    Proxies. Any member of the Board of Managers or committee thereof may, by a writing, grant a proxy to any other member of the Board of Managers or such committee, as the case may be, permitting such other member to vote in approval of any matter within the scope of such proxy; provided that if only an OMAM Manager serves on a committee, such OMAM Manager may grant such proxy to any other member of the Board of Managers irrespective of whether such member serves on such committee.